     As filed with the Securities and Exchange Commission on April 30, 1998

                                                     Registration No. 333-
-------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ANSOFT CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   72-1001909
                     (I.R.S. Employer Identification Number)

                         FOUR STATION SQUARE, SUITE 660
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 261-3200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                NICHOLAS CSENDES
                             CHIEF EXECUTIVE OFFICER
                               ANSOFT CORPORATION
                         FOUR STATION SQUARE, SUITE 660
                         PITTSBURGH, PENNSYLVANIA 15219
                                 (412) 261-3200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                                RONALD W. SCHULER
                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                       PITTSBURGH, PENNSYLVANIA 15219-1410
                                 (412) 562-1414

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------ ---------------------- ---------------------- ----------------------- ----------------------
                                                                             Proposed
Title of each class of                                Proposed               maximum
   securities to be          Amount to be         maximum offering      aggregate offering            Amount of
      registered              registered          price per unit (1)         price (1)              registration fee
------------------------ ---------------------- ---------------------- ----------------------- ----------------------
Common Stock, par
value $.01 per share           1,380,910               $13.3125           $18,383,364.38               $5,571.00

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c). Such number represents the average of the high and low prices for the Common Stock as reported by the NASDAQ National Market System on April 27, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS




1,380,910 SHARES
ANSOFT CORPORATION
COMMON STOCK, PAR VALUE $.01 PER SHARE



This Prospectus relates to 1,380,910 shares of Common Stock, par value $.01 per share (the "Shares"), of Ansoft Corporation ("Ansoft" or the "Company") which may be sold by or for the account of the Selling Stockholders identified herein. The Shares were acquired by the Selling Stockholders from Ansoft in privately negotiated acquisition transactions. See "Selling Stockholders."

The Shares may be sold from time to time by the Selling Stockholders in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of the Shares.

The Common Stock is listed for trading on the NASDAQ National Market System. On April 29, 1998, the closing sale price of the Common Stock was $13.75 per share.


PROSPECTIVE PURCHASERS OF THESE SECURITIES SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






THE DATE OF THIS PROSPECTUS IS APRIL _____, 1998.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission located at Citicorp Center, Suite 1400, 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Company's Common Stock is listed on the NASDAQ National Market System under the symbol "ANST".

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission: (a) the Company's annual report on Form 10-K for the fiscal year ended April 30, 1997; (b) the Company's quarterly reports on Form 10-Q for the periods ended July 31, 1997, October 31, 1997 and January 31, 1998; and (c) the description of the Common Stock contained in the Company's registration statement filed under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will undertake to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference unto this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such copies should be directed to Ansoft Corporation, Four Station Square, Suite 660, Pittsburgh, Pennsylvania 15219, Attention: Investor Relations; telephone number (412) 261-3200.

         The Company regularly files the reports, proxy statements and other information with the Commission pursuant to the rules of the Exchange Act. The public may read and copy any materials filed by the Company with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W.,

Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of such Web site is http://www.sec.gov. The Company's Web site address is http://www.ansoft.com.


              [The Remainder of this Page is Intentionally Blank.]

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto of the Company appearing elsewhere in, or incorporated into, this Prospectus. Prospective investors should consider carefully the information under "Risk Factors."

         Ansoft Corporation ("Ansoft" or the "Company") develops, markets and supports electronic design automation ("EDA") software based on fundamental electromagnetic principles. The Company's products are used by design engineers in a wide range of industries, including the rapidly evolving wireless communications and RF markets as well as the semiconductor, computer, automotive and consumer electronics industries. The Company's software is used in the design of high performance electrical devices and systems, such as cellular phones, communications systems, computer circuit boards and motors.

         As the marketplace demands higher levels of system performance, the need to model accurately the electromagnetic interaction in communications and computing devices and electromechanical systems is becoming increasing important. The design requirement to fit more devices and interconnections into smaller spaces results in increased electromagnetic interaction. Moreover, high performance systems, with frequencies of approximately 500 MHz and beyond, exhibit a high level of electromagnetic interaction causing the degradation of the quality of electrical signals.

         Traditional EDA tools lack the requisite degree of precision in modeling electromagnetic interactions in components and systems and, as a result, the current process for designing and manufacturing wireless and electronic components and systems is often iterative, time-consuming and inaccurate. By using the Company's software, design engineers can more accurately predict electromagnetic interactions at the component and system level. This allows the Company's customers to produce more compact systems with higher performance while reducing time-to-market, lowering risk of design failure and eliminating costly and time-consuming product redesign. The Company believes that its software products, which are based on Maxwell's Equations, more accurately model electromagnetic interaction than do traditional EDA tools.

         The Company's software products are targeted at three markets: high frequency ("HF"), signal integrity ("SI") and electromechanical ("EM"). The HF software enables users to design RF integrated circuits, antenna and radar systems and microwave components. The SI software enables users to design computer interconnects, IC packaging structures and electronic systems by accurately capturing the degradation in signal quality due to higher clock speeds and smaller physical dimensions. The EM software enables designers of electromechanical components and systems to optimize the electrical performance of their designs while increasing manufacturing yields. Ansoft products may be used as an independent design platform or integrated with complementary EDA tools within a customer's existing design environment and are available for Unix and Microsoft Windows 95/NT operating systems.

         The Company's objective is to become a leading worldwide supplier of EDA software. Using its proprietary electromagnetic technology as a primary competitive advantage, the Company pursues its objectives through the following strategies: leveraging its technology leadership to solve emerging electromagnetic design issues in high performance electrical devices and systems; capitalizing on the growing need for electromagnetic analysis in increasingly compact and complex electronic and electromechanical components and systems operating at higher speeds; and expanding its broad range of product applications to address emerging customer design requirements.

         Ansoft markets and sells its products through its direct sales force and its distributors. As of December 31, 1997, the Company had a direct sales force of 35 representatives, supported by 56 employees in application engineering, marketing and sales administration. The Company has sold licenses for its products to over 500 organizations worldwide. Ansoft's customers include industry leaders in wireless communications and RF markets, as well as in the automotive, computer and consumer electronics industries. The Company's customers include Andrew Corporation, Applied Materials, GM, IBM, Intel, Lucent Technologies, Mitsubishi, Motorola, Nissan and Texas Instruments.

         Ansoft's principal executive offices are located at Four Station Square, Suite 660, Pittsburgh, Pennsylvania 15219, and by telephone at (412) 261-3200.


                                  THE OFFERING

Shares Offered by the Selling Stockholders.....................1,380,910 shares

Shares outstanding before and after the offering...............11,516,369 shares

NASDAQ National Market System Symbol...........................ANST

         The Company will not receive any proceeds from the sale of any Shares by the Selling Stockholders.


              [The Remainder of this Page is Intentionally Blank.]

                                  RISK FACTORS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of the Common Stock offered hereby.

         Uncertainty of Broad Market Acceptance. Historically, substantially all of the Company's revenue has been derived from the licensing and support of its electromagnetic analysis software. To date, there has been a limited market for electromagnetic analysis software. The failure of this market to develop or the slow development of this market would have a material adverse effect on the Company's business, operating results and financial condition. The Company believes that a number of factors will be necessary for its products to achieve broad market acceptance. These factors include increased demand for performance, miniaturization and manufacturing yield in the communications, computer and electronics industries; integration of its products with existing design systems and complementary EDA software; and user familiarity with the Company's products and capabilities. A decreased demand for electromagnetic analysis software as a result of competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that markets for the Company's products will develop further or, if they do, that the Company's products will achieve broad market acceptance.

         Competition. The EDA software industry is highly competitive and is characterized by continuing advances in products and technologies. In general, competition comes from major EDA vendors, many of which have a longer operating history, significantly greater financial, technical and marketing resources, greater name recognition and a larger installed customer base than the Company. The Company competes directly with certain major EDA vendors and privately-held companies which also provide products based on electromagnetic principles derived from Maxwell's Equations. There can be no assurance that the major EDA vendors and other EDA companies will not expand and develop new products in the electromagnetics-based EDA market. The Company also competes, on a limited basis, with the internal development groups of its existing and potential customers, many of whom design and develop customized design tools for their particular needs. In addition, the EDA industry has become increasingly concentrated in recent years as a result of acquisitions, and further concentration within the EDA industry could result in increased competition for the Company. The Company's software products currently compete with certain software offerings from Hewlett-Packard Corporation ("HP"). The Company entered into a distribution arrangement with HP under which HP formerly distributed the Company's HFSS 4.0 product on an exclusive basis (the "HP Agreement"). The HP Agreement has since expired and HP has no right to distribute the Company's HFSS product. HP has publicly announced the introduction of a follow-on product called HP HFSS 5.0. The Company currently sells the latest version of its HFSS product, Ansoft HFSS 5.0, through its own sales force and other distributors. There can be no certainty that the Company will be able to compete successfully against HP, or that any failure to compete successfully with the introduction of HP's own HFSS product will not have an adverse impact on the Company's operations and prospects. The failure of the Company to compete successfully against current and future competitors would have a material adverse effect on the Company's business, operating results and financial condition.

         History of Losses; Future Operating Results Uncertain. The Company has incurred net losses in each fiscal year since its founding with the exception of fiscal 1996. Although the Company is experiencing revenue growth and reported net income in seven of its last nine fiscal quarters, such growth and profitability should not be considered to be indicative of future revenue growth, if any, or of future operating results. There can be no assurance that the Company's revenue and net income will grow or be sustained in future periods or that the Company will remain profitable in any future period. Future operating results will depend on many factors, including the degree and the rate of growth of the markets in which the Company competes and the accompanying demand for the Company's products, the level of product and price competition, the ability of the Company to develop and market new products and to control costs, the ability of the Company to expand its direct sales force and the ability of the Company to attract and retain key personnel.

         Potential Fluctuations in Quarterly Results. The Company's quarterly operating results have varied in the past and may in the future vary significantly depending on factors such as increased competition, the timing of new product announcements and changes in pricing policies by the Company or its competitors, market acceptance of new and enhanced versions of the Company's products, the size and timing of significant license purchases, the cancellation of maintenance agreements, the mix of direct and indirect sales, future acquisitions, changes in operating expenses and changes in general economic factors. The sales cycle associated with licensing the Company's products is typically lengthy and subject to a number of significant risks over which the Company has little or no control, including customers' budgetary constraints and internal acceptance reviews. Due to the foregoing factors, and particularly the variability of the size and timing of significant license purchases, quarterly revenue and operating results are difficult to forecast.

         As is common in the software industry, the Company frequently ships more product in the third month of each quarter than in either of the first two months of the quarter, and shipments in the third month are higher at the end of that month. This pattern is likely to continue. The concentration of sales in the last month of the quarter makes the Company's quarterly financial results difficult to predict. Also, any failure of sufficient business to materialize or a disruption in the Company's production or shipping near the end of a quarter could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company's business has been seasonal, with revenues in the first fiscal quarter typically lower than those in the fourth quarter of the preceding fiscal year.

         The Company's expense levels are based, in part, on its expectations as to future revenue levels. If revenue levels are below expectations, it could have a material adverse effect on the Company's business, operating results and financial condition. In particular, net income, if any, may be disproportionately affected by a reduction in revenue because only a small portion of the Company's expenses varies with revenue.

         Limited Trading History of Common Stock; Potential Volatility of Stock Price. The Company's Common Stock first became publicly traded on April 3, 1996 after the Company's initial public offering at $8.50 per share. The market price of the Common Stock has and could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company, announcements of new products and services by competitors, changes in the EDA environment, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. The market price for the Company's Common Stock may also be affected by the Company's ability to meet securities or industry analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Company's Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instituted against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

         Risks Associated with Acquisitions. The Company's strategy includes the acquisition of businesses, products and technologies that are complementary to those of the Company. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers. In furtherance of this strategy, in fiscal 1997 and 1998 the Company acquired three businesses, Compact Software, Inc. ("Compact"), the Electronic Business Unit (the "EBU") of MacNeal Schwendler Company and Boulder Microwave Technologies, Inc. ("Boulder"). There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate these and any future acquired businesses. The failure of the Company to integrate any acquired businesses could have a material adverse effect on the Company's business, operating results and financial condition. In order to finance any future acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders.

         Risks Associated with Company Investments. The Company invested a portion of the proceeds of its initial public offering in certain long-, medium- and short-term investment grade, interest-bearing securities. The value of the Company's investment in such instruments is subject to the normal risks of interest-bearing investments. Over time, the level of interest rates available in the market changes. As prevailing rates fall, the prices of bonds and other securities that trade on a yield basis tend to rise. Conversely, when prevailing interest rates rise, bond prices generally will fall. Generally, the longer the maturity of a fixed-income security, the higher its yield and the greater its price volatility. As a consequence, the value of the bonds and other instruments held by the Company could fluctuate substantially over time, depending upon long-term and short-term trends and interest rates.

         Dependence on Proprietary Technology. The Company's success is heavily dependent upon its proprietary software technology. The Company does not currently have any patents and relies principally on trade secret and copyright laws and contractual protections to establish and protect its proprietary rights. However, there can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its technology. Moreover, third parties could independently develop competing technologies that are substantially equivalent to the Company's technologies. Although the Company believes that its products and proprietary rights do not infringe patents and proprietary rights of third parties, there can be no assurance that infringement claims, regardless of merit, will not be asserted against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to intellectual property rights of such third parties. In addition, there can be no assurance that such licenses will be available on reasonable terms or at all, which could have a material adverse effect on the Company's business, operating results and financial condition.

         Dependence on Key Personnel. The Company's future operating results depend in large part upon the continued services of its key technical and management personnel, including Dr. Zoltan J. Cendes, a founder, Chairman of the Board of Directors and Chief Technology Officer of the Company. The Company does not have employment contracts with Dr. Cendes or any other executive officer. The Company also believes that its future success will also depend in large part on its ability to continue to attract and retain highly-skilled technical, marketing and management personnel. The competition for such personnel, as well as for qualified EDA engineers, is intense. There can be no assurance that the

Company will be able to continue to attract and retain the qualified technical and other personnel necessary for the development of its business. The Company maintains key-man life insurance with respect to Dr. Cendes in the amount of $5,000,000.

         Rapid Technology Change and Need for New Products. The EDA software industry is characterized by rapid and continuing advances in products and technologies. The Company's future success will depend upon its ability to enhance continually its current products, to develop and introduce new products that keep pace with technological advancements and changes in computer systems and design environments and to address the increasingly sophisticated needs of its customers. However, there can be no assurance that the Company will be successful in developing and marketing product enhancements or new products that will adequately meet the requirements of the marketplace. In addition, the introduction of products embodying new technologies and the emergence of new industry standards could render the Company's existing products, and products currently under development, obsolete and unmarketable. From time to time, the Company and others may announce new products, capabilities or technologies that have the potential to replace or shorten the life cycle of the Company's existing product offerings. There can be no assurance that announcements of currently planned or other new product offerings will not cause customers to defer purchasing existing Company products.

         Use of Distributors and Shift in Distribution Model. A substantial portion of the Company's license and service revenue results from a limited number of international distributors. During fiscal 1996, 1997 and for the six month period ended October 31, 1997, revenue from international distributors accounted for approximately 19%, 19%, and 21%, respectively, of the Company's total revenue. In addition, pursuant to the HP Agreement, HP formerly distributed the Company's HFSS 4.0 product on an exclusive basis. The HP Agreement has since expired and HP has no right to distribute the Company's HFSS product. The Company currently sells the latest version of its HFSS product, Ansoft HFSS 5.0, through its own sales force and other distributors. During fiscal 1996, 1997 and for the six month period ended October 31, 997, revenue from the HP Agreement accounted for approximately 13%, 12% and 6%, respectively, of the Company's total revenue.

         The Company's distributors are not obligated to purchase products from the Company and may also represent other products. There can be no assurance that the Company's current international distributors will continue to market, service and support the Company's products effectively, that they will choose to continue to license such products or that they will not devote greater resources to marketing or licensing products of other companies.

         The Company has recently shifted its distribution model to the use of direct sales personnel in Japan and other foreign markets. There can no assurance that this transition will not result in dislocations or delays in penetration in these markets or that the recent shift will not result in start-up costs and other expenses. These expenses may be incurred before a commensurate level of revenues are generated in these markets. Failure to generate a requisite level of revenues in light of these expenses could have a material adverse effect on the Company's business, operating results and financial condition.

         Risks Associated with International Licensing. International license and service revenue accounted for 33%, 41% and 48% of total product revenue in fiscal 1996, 1997 and the six month period ended October 31, 1997, respectively. The Company expects that international license and service revenue will continue to account for a significant portion of its revenue. The majority of the Company's international sales are priced in foreign currencies which the Company does not hedge and as such the Company's revenues and profits from such sales are subject to fluctuation with variable foreign currency exchange rates. International licenses involve a number of inherent risks, including fluctuations in foreign currency exchange rates, variability of foreign economic conditions, changing restrictions imposed by United States export laws, the impact of recessionary environments in economies outside the United States, generally longer receivables collection periods, unexpected changes in and compliance with regulatory requirements, reduced protection for intellectual property rights in some countries, tariffs and other trade barriers.

         Management of Growth. The Company's business has experienced rapid growth in recent years which has placed and could continue to place a significant strain on the Company's managerial and other resources. Revenues have grown from $3.5 million in fiscal 1993 to $14.2 million in fiscal year 1997, and the number of employees has grown from 69 in April 1996 to 175 as of December 31, 1997. The Company's ability to manage growth effectively will require it to continue to improve its operational and financial systems, hire and train new employees and add additional space, both domestically and internationally. The Company's success abroad will depend in part on its ability to manage its foreign operations. There can be no assurance that such efforts can be accomplished successfully. The failure to manage growth effectively or to generate sufficient increased revenues necessary to cover any higher costs resulting from such growth could have a material adverse effect on the Company's business, operating results and financial condition.

         Susceptibility to Changing Economic Factors. The Company is dependent upon the communications, semiconductor, automotive/industrial, computer, consumer electronics and defense/aerospace industries. Because these industries are characterized by technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and gross margin pressure, they have from time to time experienced sudden economic downturns. During these periods, capital spending is commonly curtailed and the number of design projects often decreases. Since the Company's sales are dependent upon capital spending trends and new design project in these industries, negative factors affecting these industries could have a material adverse effect on the Company's business, operating results and financial condition.

         Risk of Product Defects. Complex software products, such as those offered by the Company, may contain defects, undetected errors or failures when introduced or when new versions are released. There can be no assurance that, despite testing by the Company, errors will not be found in new products or versions after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Any such occurrence could have a material adverse effect upon the Company's business, operating results and financial condition.

         Concentration of Stock Ownership. The directors and executive officers of the Company and their affiliates beneficially own approximately 51% of the outstanding Common Stock. As a result, these stockholders are able to exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying, deterring or preventing a change in control of the Company.

         Effect of Certain Charter Provisions, Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors has the authority to issue up to 1,000,000 shares of Preferred Stock without any further vote or action by the Company's stockholders. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with certain corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and Bylaws and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

                               RECENT DEVELOPMENTS

         The Company recently completed a public offering of 2,300,000 shares of its Common Stock, realizing net proceeds therefrom of $25,540,000.

                              SELLING STOCKHOLDERS

         On April 9, 1997, the Company entered into an stock purchase agreement with each of Dr. Ulrich L. Rohde and Dr. Meta M. Rohde (jointly referred to hereinafter as the "Compact Selling Stockholders") pursuant to which the Company acquired all of the outstanding capital stock of Compact Software, Inc. ("Compact") in exchange for approximately $3,000,000 in cash and 1,272,728 shares of Common Stock. Dr. Ulrich L. Rohde is a member of the Company's board of directors.

         On August 8, 1997, the Company entered into an agreement of merger with Boulder Microwave Technologies, Inc. ("BMT") pursuant to which BMT merged with and into the Company. Pursuant to the terms of the agreement of merger, the stockholders of BMT had the right to elect to receive consideration for their shares of BMT common stock in the form of cash and/or Ansoft Common Stock. Three of the former stockholders of BMT, Doris I. Wu, Paul F. Schroeder and Richard C. Hall (collectively referred to hereinafter as the "Boulder Selling Stockholders"; the Compact Selling Stockholders and the Boulder Selling Stockholders are jointly referred to hereinafter as the "Selling Stockholders"), elected to receive all or part of the consideration due to them in the form of Ansoft Common Stock.

         Pursuant to the terms of two separate registration rights agreements entered into with the Compact Selling Stockholders and the Boulder Selling Stockholders at the time of each acquisition, the Company agreed to register the shares of Ansoft Common Stock issued to the Compact Selling Stockholders and the Boulder Selling Stockholders upon their demand and to facilitate the sale or distribution of such shares. As of the date of this Prospectus, the number of shares of Ansoft Common Stock held of record by each of the individuals constituting the Compact Selling Stockholders and the Boulder Selling Stockholders is as follows:

Name                                No. of Shares of Common Stock
----                                -----------------------------
Ulrich L. Rohde (1)                 1,030,909
Meta M. Rohde (1)                   241,819
Doris I. Wu                         76,930
Paul F. Schroeder                   19,232
Richard C. Hall                     12,020
                                    ------
Total                               1,380,910

(1) Dr. Ulrich L. Rohde and Dr. Meta M. Rohde share voting and dispositive power with respect the 1,272,728 shares of Ansoft Common Stock owned by them in the aggregate.

         Following the sale of the shares of Ansoft Common Stock by the Selling Stockholders, none of the Selling Stockholders will own any shares of the Company's Common Stock. The Company will not receive any proceeds from the sale of such shares.

                              PLAN OF DISTRIBUTION

         The Shares offered hereby may be sold from time to time by the Selling Stockholders in reliance on this Prospectus. This Prospectus only constitutes an offer by the Selling Stockholder who has delivered this Prospectus. Sales may be made in one or more transactions that may take place in the open market, private or negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase shares as principals for their own accounts and resell such shares pursuant to this Prospectus. Underwriters, brokers and dealers may receive commissions or discounts from such Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, any such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") in connection with such sales, and any profits realized or commissions received may be deemed underwriting compensation.

         The Company has agreed to indemnify the Selling Stockholders against certain liabilities which may be incurred in connection with this offering, including certain liabilities under the Securities Act and the Exchange Act.

                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule of the Company and its subsidiaries as of April 30, 1997 and 1996, and for each year in the three year period ended April 30, 1997 that are incorporated into this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended April 30, 1997 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH
INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED
UPON AS HAVING BEEN AUTHORIZED. NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE           1,380,910 SHARES
HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF ANSOFT CORPORATION SINCE THE DATE
HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN
OFFER OR SOLICITATION BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION
IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING
SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO
SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION.
     -----------------------------------




                                                        ANSOFT CORPORATION

                                                           COMMON STOCK
                                                         ($.01 PAR VALUE)


          TABLE OF CONTENTS
                                        PAGE
                                        ----

AVAILABLE INFORMATION                     2
                                         --
INCORPORATION OF CERTAIN
   DOCUMENTS BY REFERENCE                 2
                                         --
PROSPECTUS SUMMARY                        4
                                         --
RISK FACTORS                              6
                                         --
RECENT DEVELOPMENTS                      11
                                         --
SELLING STOCKHOLDERS                     11
                                         --
PLAN OF DISTRIBUTION                     12
                                         --
EXPERTS                                  12
                                         --



PROSPECTUS
DATED APRIL _____, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered. No portion of the expenses itemized below will be borne by any of the Selling Stockholders.

SEC filing fee.....................................................  $ 5,571
Legal fees and expenses............................................    3,000
Accounting fees and expenses.......................................    2,000
Blue Sky qualification fees and expenses...........................    1,000
Miscellaneous expenses.............................................    1,000

Total..............................................................  $12,571


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Certificate of Incorporation provides, in part, that the Company shall indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

         The Delaware General Corporation Law ("DGCL"), the law of the Company's incorporation, permits Delaware corporations to indemnify their directors and officers against all reasonable expenses incurred in the defense of any lawsuit to which they are made parties by reason of being directors or officers, in cases of successful defense, and against expenses in other cases, subject to specified conditions and exclusions. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders, or otherwise.

         Pursuant to the DGCL, the Company's Certificate of Incorporation contains a provision eliminating the personal liability of a director to a corporation or its stockholders for monetary damages for breach of, or failure to perform, any duty resulting solely from his status as a director, except with respect to (i) any breach of the director's duty of loyalty to the Corporation,
(ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

         The Company maintains directors' and officers' and corporate liability insurance for each of the Company's directors and officers with an aggregate coverage of up to $3.0 million for losses, including costs of defense, arising from securities claims and certain other claims.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this registration statement, which are incorporated herein:

Exhibit No.                                 Reference
-----------                                 ---------

 4.1           Amended and Restated Certificate of Incorporation of the Company

23.1           Consent of KPMG Peat Marwick LLP

24.1 Power of Attorney (included on the signature page of the Registration Statement)

ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes to the extent applicable hereunder:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 30th day of April, 1998.

                                         ANSOFT CORPORATION


                                         By /s/ Nicholas Csendes
                                           ------------------------------
                                                Nicholas Csendes
                                                President and Chief
                                                  Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Nicholas Csendes and Anthony L. Ryan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any additional Registration Statements relating to the same offering, filed pursuant to Rule 462 and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES                                       TITLE                                           DATE

        /s/ ZOLTAN J. CENDES
--------------------------------------
            Zoltan J. Cendes           Chairman of the Board of Directors                   April 30, 1998

        /s/ NICHOLAS CSENDES
--------------------------------------
            Nicholas Csendes           Chief Executive Officer, President & Director        April 30, 1998

        /s/ ANTHONY L. RYAN
--------------------------------------
            Anthony L. Ryan            Chief Financial Officer                              April 30_, 1998

        /s/ JACOB K. WHITE
--------------------------------------
            Jacob K. White             Director                                             April 30, 1998

        /s/ ULRICH L. ROHDE
--------------------------------------
            Ulrich L. Rohde            Director                                             April 30, 1998

        /s/ JOHN N. WHELIHAN
--------------------------------------
            John N. Whelihan           Director                                             April 30, 1998

        /s/ THOMAS A.N. MILLER
--------------------------------------
            Thomas A.N. Miller         Director                                             April 30, 1998


                                  EXHIBIT INDEX

Exhibit No.                        Reference
-----------                        ---------

  4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference from Registration Statement No. 333-40189)

*23.1          Consent of KPMG Peat Marwick LLP

*24.1 Power of Attorney (included on the signature page of the Registration Statement)


---------------
* Filed herewith